As filed with the Securities and Exchange Commission on November 19, 2002
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

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                                                        14a-11(c) or Rule 14a-12

                MERRILL LYNCH EMERGING MARKETS DEBT FUND, INC.

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               (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


[LOGO OMITTED] Merrill Lynch  Investment Managers


November 12, 2002


Re: Merrill Lynch Emerging Markets Debt Fund, Inc.

Dear Stockholder:

As a stockholder of Merrill Lynch Emerging Markets Debt Fund, Inc. ("Emerging Markets"), you are being asked to vote on the proposed reorganization of Emerging Markets. Your vote is very important therefor, Merrill Lynch Investment Managers would like to take this opportunity to explain the proposed changes and encourage you to vote.

What is the proposed reorganization?

The Board of Directors of Emerging Markets has approved a proposal under which Emerging Markets would be acquired by the Merrill Lynch World Income Fund, Inc. ("World Income"). If the stockholders of Emerging Markets approve this reorganization, you will become a stockholder of World Income. The shares of World Income that you receive in the reorganization will be of the same class and be subject to the same distribution fees, account maintenance fees and sales charges, including any contingent deferred sales charges, as your Emerging Markets shares. In addition, the shares of World Income that you receive in the reorganization will have the same aggregate net asset value as your Emerging Markets shares. As a result, the value of your shares will not change in connection with the reorganization.

Why is the Board proposing this reorganization?

The Board of Emerging Markets has determined that the stockholders of Emerging Markets are likely to benefit from the reorganization and believe that the reorganization is in the best interests of the Fund and its stockholders. After the reorganization, it is expected that Emerging Markets stockholders will remain invested in a non-diversified open-end fund with a substantially larger combined asset base which should provide improved economies of scale and a substantially lower expense ratio. Assuming the reorganization had taken place on June 30, 2002, the pro forma annualized operating expense ratio of World Income was estimated to be 0.52% lower than the annualized operating expense ratio of Emerging Markets.

Why is your vote important?

Your vote is important in order to reduce the need for additional costly solicitation efforts or meeting adjournments. Please take the time to vote your shares prior to the January 13th stockholder meeting!

How do you vote?

There are several options available to vote your shares:

     o Phone: The automated number 1-800-690-6903 is available to accept your vote. Please have your proxy card available at the time of the call.
     o Internet: The website www.proxyvote.com can be accessed using the 12-digit control number printed on your proxy card.
     o Mail: The proxy card can be completed and returned in the enclosed postage paid envelope.

For more information regarding the meeting agenda please contact our proxy solicitor, Georgeson Shareholder, at 1-866-204-4722, or contact your Merrill Lynch Financial Advisor.


Merrill Lynch Investment Managers